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                                   SCHEDULE A
                           (AS AMENDED MARCH 1, 2000)
                                     TO THE
                               CUSTODIAN CONTRACT
                                     BETWEEN
                           ADVANTUS SERIES FUND, INC.
                                       AND
                          NORWEST BANK MINNESOTA, N.A.




The following Portfolios of the Advantus Series Fund, Inc. shall be included within the terms of this Agreement and each shall hereinafter be referred to in this Agreement as the 'Fund':


Money Market Portfolio
Growth Portfolio
Asset Allocation Portfolio
Index 500 Portfolio
Capital Appreciation Portfolio
Small Company Growth Portfolio
Value Stock Portfolio
Small Company Value Portfolio
Index 400 Mid-Cap Portfolio
Macro-Cap Value Portfolio
Micro-Cap Growth Portfolio
Real Estate Securities Fund Portfolio